UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2023

AQUA METALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5370 Kietzke Lane, Suite 201 Reno, Nevada 89511
(Address of principal executive offices)

(775) 446-4418
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b)of the Act:

Title of each class Common stock: Par value $.001	Trading Symbol(s) AQMS	Name of each exchange on which registered Nasdaq Capital Market

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 26, 2023, Aqua Metals Reno, Inc., our wholly-owned subsidiary, closed on the sale of the land and building (“Facility”) located at 2500 Peru Dr., McCarran, Nevada to Comstock Inc. for remaining $12 million owed.

Pursuant to the Industrial Lease dated February 15, 2021, we granted LINICO Corporation, Comstock’s majority-owned subsidiary, the option to purchase the Facility for $15.25 million. LINICO paid a nonrefundable deposit of $1.25 million in October 2021, and a second nonrefundable deposit of $2 million in October 2022, per the terms of the agreement, both of which were applied towards the total purchase price of 15.25 million. Per the lease agreement LINICO has also made 25 monthly lease payments totaling $2.1 million.

Per the Industrial Lease, Comstock had the right to exercise the purchase option in lieu of LINICO, on the same terms as LINICO.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 30, 2022, Aqua Metals Reno, Inc. entered into a Loan Agreement with Summit Investment Services, LLC and others (collectively, the “Lenders”), pursuant to which the Lenders provided us with a loan in the amount of $6 million. Pursuant to the Loan Agreement, upon the completion of the sale of the Facility described in Item 2.01 above all amounts owed by us under the Lona Agreement accelerated. The outstanding balance of the loan in the amount of $6 million was repaid by us on April 26, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: April 26, 2023	/s/ Stephen Cotton
Stephen Cotton,
President and Chief Executive Officer